Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

February 22, 2013

Parkway Properties, Inc.

Bank of America Center, Suite 2400

390 North Orange Avenue

Orlando, Florida 32801

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We serve as special Maryland counsel to Parkway Properties Inc., a Maryland corporation (the “Company”), and have been requested by the Company to render this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of 3,250,000 shares (the “Shares”) of the common stock, $0.001 par value per share (the “Common Stock”), of the Company that may be issued pursuant to the Parkway Properties, Inc. and Parkway Properties, L.P. 2013 Omnibus Equity Incentive Plan (the “Incentive Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement;

2. The charter of the Company, as amended, certified as of the date hereof by its Secretary (the “Charter”);

3. The by-laws of the Company, as amended, certified as of the date hereof by its Secretary;

4. The resolutions adopted by the Board of Directors of the Company relating to the authorization of the preparation and filing of the Registration Statement, the adoption of the Incentive Pan and the reservation of Shares for issuance thereunder, and the authorization of the issuance of the Shares pursuant to the Incentive Plan, certified by the Secretary of the Company;

5. A certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, dated as of a recent date; and

6. A certificate executed by the Secretary of the Company, dated as of the date hereof, as to certain factual matters.

Parkway Properties, Inc.

February 22, 2013

Page Two

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies or portable document file (“.PDF”) copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, subject to the approval of the Incentive Plan by the stockholders of the Company at the Company’s 2013 Annual Meeting of Stockholders, the Shares to be issued under the Incentive Plan have been duly authorized and the Board of Directors has duly adopted a resolution reserving the Shares for issuance and, upon the issuance and delivery of the Shares in the manner contemplated by the Incentive Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Incentive Plan and the authorizing resolutions, including, without limitation, any required further action by the Board of Directors or a duly authorized committee of the Board of Directors and collection of any required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

Notwithstanding any other provision hereof, the opinion herein above expressed is subject to the following assumptions and qualifications:

(a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

Parkway Properties, Inc.

February 22, 2013

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(b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or interpretation of agreements.

(c) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

(d) We assume that the total number of shares of Common Stock issued and outstanding after the issuance of any of the Shares will not exceed the number of shares of Common Stock that the Company then has authority to issue under the Charter.

(e) The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of Common Stock contained in the Charter.

(f) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is solely for your use in connection with the issuance of Shares in accordance with the Registration Statement and may not be delivered to, quoted to or relied on in any manner by any other person or in any other connection without, in each instance, our prior written approval.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA PIPER LLP (US)